Email notification to Staff, Officers and Board of Directors of First National regarding the preliminary approval to participate in Treasury’s TARP Capital Purchase Program

Today, we announced in a press release that our parent company, First Chester County Corporation, received preliminary approval for the sale of $25 million of preferred stock to the U.S. Treasury Department under its voluntary Capital Purchase Program.

The purpose of the Capital Purchase Plan is to encourage and provide support for U.S. financial institutions to increase the flow of capital and financing to businesses and consumers in an effort to stimulate the U.S. economy. The Treasury plans to purchase up to $250 billion of preferred stock from qualifying financial institutions. Under this Program, healthy U.S. financial institutions like ours, whose applications are approved, would sell preferred stock to the Treasury.

It is important to understand that the Capital Purchase Program is not the same as the funds used to help a failing financial institution. First National is well capitalized by all regulatory standards and has a long history of financial stability. The Capital Purchase Program, however, offers First National the opportunity to obtain additional capital, assist in the reinvigoration and stabilization of our economy, and enhance our shareholder value.

The Corporation will hold a Special Meeting of Shareholders in March to gain shareholder approval to amend its Articles of Incorporation to authorize the issuance of preferred stock. The meeting date has not yet been determined.

All shareholders as of the record date for the Special Meeting will receive a proxy statement and proxy card in connection with the Special Meeting of Shareholders. Shareholders are urged to read the proxy statement when it is available because it will contain important information about the matters to be voted upon, the Capital Purchase Program, as well as information about the beneficial ownership of common stock of the Corporation’s directors and executive officers. Investors will be able to obtain a free copy of the definitive proxy statement on the SEC website (http://www.sec.gov) when it becomes available.

Attached is the press release for your review. If you have any further questions regarding our participation in the Capital Purchase Plan, please contact John Balzarini at extension 4330.